FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES
SECOND QUARTER 2007 FINANCIAL RESULTS

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/
MANKATO, Minn. /August 1, 2007 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the second quarter ended June 30, 2007.
Revenues for the second quarter were $8.1 million, a decrease of 24.5% compared to the $10.7 million reported for the second quarter of fiscal 2006. The decrease was due to a 28.0% decrease in sales to original equipment manufacturing (OEM) customers. As of June 30, the Company’s OEM customers have given the Company purchase orders with an aggregate value of $16.8 million for delivery during the remainder of 2007 and early 2008. The Company expects to receive additional orders from current OEM customers for future production.
Gross profit for the second quarter was $878,000, or 10.8% of sales, down from the $1.6 million or 14.9% of sales for the second quarter last year. Decreased gross profits were the result of a decline in net sales as well as increases in inventory obsolescence expense of $387,000 offset in part by decreased warranty expense of $345,000, direct personnel costs of $173,000 and raw component cost savings of $82,000. For the quarter, the Company disposed of $205,000 of obsolete inventory while increasing the obsolescence reserve by $280,000 recognizing a total of $485,000 obsolete inventory expense compared to an expense of $98,000 for the same period in 2006.
The Company’s operating expenses increased 39.1% to $1.6 million in the second quarter compared to $1.1 million for the second quarter last year. Included in the increase was a 15.9% increase in general and administrative expenses, a 7.9% increase in sales and marketing expenses and a 259.3% increase in research and development spending, directly related to initiatives designed to accelerate growth and market acceptance of the Company’s proprietary line of products. Management completed a review of operating expenses during the quarter, and based on revenue expectations for the balance of the year, decided to eliminate the Company’s night shift, reducing the associated production expenses.
The Company reported a loss from operations of $691,000 compared to income from operations of $474,000 for the second quarter last year. The Company reported a net loss of $491,000, or $0.14 per basic and fully diluted share (based on 3.6 million fully diluted shares), compared to net income of $291,000, or $0.08 per basic and fully diluted share (based on 3.7 million fully diluted shares) for the second quarter last year.

Lorin Krueger, Winland’s Chief Executive Officer, commented, “We remain focused on taking the necessary transition steps to expand the contribution from our proprietary products, and continue to make appropriate and necessary investments in research and development as well as sales and marketing to make this goal a reality. We remain confident in our ability to grow our proprietary sensor business, based on the expanding distribution network and market response to our EA-200 and 400 critical environment monitors, but we believe it could take several quarters for these positive indicators to result in increased revenues. We currently are facing a challenging competitive environment and operational adjustments in our core EMS business, depressing margins. However, we saw an improvement in the flow of orders late in the quarter, providing increased optimism for stability going forward. We have turned our attention going forward to the growth initiatives that will build Winland into a stronger company and chart us to profitability.”
For the first six months of fiscal 2007, net sales decreased 8.1% to $17.4 million from $18.9 million for the first six months of fiscal 2006. Gross profit was $2.1 million, or 12.0% gross profit margin, compared to gross profit of $3.3 million, or 17.2% gross profit margins for the first half of fiscal 2006. Total operating expenses were $3.1 million, up 36.5% compared to $2.3 million last year due in large part to a 234.2% increase in research and development expense related to investments in the Company’s proprietary line of products as previously noted. The Company’s operating loss was $1.0 million compared to income from operations of $980,000 last year. The net loss was $757,000, or $0.21 per basic and fully diluted share (based on 3.6 million fully diluted shares) compared to net income of $602,000, or $0.17 per basic and $0.16 per fully diluted share (based on 3.7 million fully diluted shares) for the first half of last year.
Stockholders’ equity decreased 5.8% to $9.8 million as of June 30, 2007 from $10.4 million at December 31, 2006. The Company completed the first quarter with $6.0 million in working capital, a current ratio of 2.1 to 1 and cash of $265,000. On June 29, 2007, the Company renewed its Revolving Credit Agreement with the M&I Bank of Minneapolis with an expiration date of June 30, 2008, if not renewed. The terms and covenants contained in the renewal did not change. The Company had $1.9 million outstanding on the revolving line-of-credit at June 30, 2007, essentially unchanged compared to December 31, 2006.
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. ET. Interested parties may access the call by calling 866-328-4270 from within the United States, or 480-629-9562 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 8, 2007 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), passcode 3762177. This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics’ website at www.winland.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 1, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, Minnesota.

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements: (i) receiving additional orders from current OEM customers, (ii) initiatives designed to accelerate growth and market acceptance, (iii) expand the contribution from our proprietary products, and continue to make appropriate and necessary investments in research and development, and (iv) increased optimism for stability going forward. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we will not receive the additional orders we expect from our OEM customers, (ii) customers may cease to do business with the Company or demand pricing that reduces the Company’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of our proprietary products will arise; (iv) costs of production will exceed current estimates; and (v) we will not be able to remain profitable while reducing our margins to the extent required by the market at the same time. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

	June 30, 2007		December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash		$265		$51
Accounts receivable, net		3,591		5,165
Refundable Income taxes		560		237
Inventories
Raw materials	5,164		4,881
Work in process	294		327
Finished goods	1,242		1,976
Allowance for obsolete inventory	(551)		(190)

Total inventories		6,149		6,994
Prepaid expenses		479		360
Deferred income taxes		296		278

Total current assets		11,340		13,085

Other Assets		3		3

Property and Equipment, at cost:
Land and land improvements	383		383
Building	3,052		3,048
Machinery and equipment	6,997		6,863
Data processing equipment	1,235		1,003
Office furniture and equipment	481		457

Total property and equipment		12,148		11,754
Less accumulated depreciation		(6,414)		(5,975)

Net property and equipment		5,734		5,779

Total assets		$17,077		$18,867

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

	June 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Revolving line of credit agreement	$1,879	$1,924
Current maturities of long-term debt	602	627
Accounts payable	1,967	2,830
Accrued expenses:
Compensation	466	673
Allowance for rework and warranty costs	240	126
Other	171	197

Total current liabilities	5,325	6,377

Long Term Liabilities
Long-term debt, less current maturities	1,575	1,706
Deferred income taxes	255	255
Deferred revenue	142	146

Total long-term liabilities	1,972	2,107

Stockholders’ Equity
Common stock	36	36
Additional paid-in capital	4,583	4,429
Retained earnings	5,161	5,918

Total stockholders’ equity	9,780	10,383

Total liabilities and stockholders’ equity	$17,077	$18,867

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Three Months Ended June 30,
	2007	2006
Net sales	$8,099	$10,725
Cost of sales	7,221	9,123

Gross profit	878	1,602

Operating expenses:
General and administrative	716	618
Sales and marketing	421	390
Research and development	432	120

	1,569	1,128

Operating income (loss)	(691)	474

Other income (expenses):
Interest expense	(93)	(31)
Other income, net	2	(3)

	(91)	(34)

Income (loss) before income taxes	(782)	440

Income tax benefit (expense)	291	(149)

Net income (loss)	$(491)	$291

Earnings (loss) per common share:
Basic	$(0.14)	$0.08
Diluted	$(0.14)	$0.08

Weighted-average number of common shares outstanding:
Basic	3,600,856	3,563,164
Diluted	3,600,856	3,669,749

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
Net sales	$17,398	$18,924
Cost of sales	15,315	15,662

Gross profit	2,083	3,262

Operating expenses:
General and administrative	1,375	1,212
Sales and marketing	849	804
Research and development	893	267

	3,117	2,283

Operating income (loss)	(1,034)	979

Other income (expenses):
Interest expense	(173)	(59)
Other income, net	15	6

	(158)	(53)

Income (loss) before income taxes	(1,192)	926

Income tax benefit (expense)	435	(324)

Net income (loss)	$(757)	$602

Earnings (loss) per common share:
Basic	$(0.21)	$0.17
Diluted	$(0.21)	$0.16

Weighted-average number of common shares outstanding:
Basic	3,600,603	3,548,819
Diluted	3,600,603	3,660,037